Exhibit 10.3

CHEMBIO DIAGNOSTICS, INC.

Restated Annual Incentive Bonus Plan

This Restated Annual Incentive Bonus Plan (the “Plan”), which amends and restates the Chembio Diagnostics, Inc. Annual Incentive Bonus Plan as previously adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”), has been approved and adopted by the Committee as of March 15, 2019. The Plan is intended to enhance stockholder value by aligning the performance of Chembio Diagnostics, Inc. (the “Company”) and the variable-based compensation of the Company’s “executive officers” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) and any other employees of the Company or its subsidiaries identified from time to time (collectively with respect to a Plan Year as defined below, the “Participants”).  The Plan is effective starting January 1, 2019, will be based on a calendar year from January 1 through December 31 (each a “Plan Year”), and will renew automatically on January 1 of each year until terminated. Unless context otherwise dictates, each reference to the Plan within a particular Plan Year includes the bonus structure adopted with resect to such Plan Year.

1.	Plan Administration

The Committee shall administer the Plan. The Committee shall have all authority and discretion necessary to administer the Plan and to control its operation, and may delegate responsibilities to Company officers as it deems appropriate. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

The Committee will, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and will make determinations and will take such other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable.

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on her or his behalf in her or his capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

2.	ELIGIBILITY AND PARTICIPATION

Participants with bonus incentives are eligible to receive annual incentive bonuses according to the Plan. Notwithstanding any other provision of the Plan, only an individual identified as a “Participant” in the written bonus structure adopted and approved by the Committee with respect to a Plan Year shall be entitled to any right or other benefits under the Plan, or under such bonus structure, for such Plan Year. Participants are eligible to receive incentive bonuses based on their individual performance, the performance of the Company, the performance of the department, division or other operating group (each an “Operating Group”) in which they work, or other performance metrics established by the Committee with respect to one or more Plan Years.

Unless an employment agreement or other written contract of a Participant otherwise provides, to be eligible for a bonus for Plan Year, a Participant must be employed by the Company (or one of its subsidiaries) as of December 31 of that Plan Year and must continue to be employed by the Company (or one of its subsidiaries) as of the payment date of the bonus. A Participant hired after commencement of the Plan Year shall be eligible for a pro-rated bonus, based on the Participant’s date of hire. A Participant who is promoted into a position with a higher bonus target will have a pro-rated bonus based on her or his time in each position and on the applicable individual performance targets for such positions, but calculated based on the Participant’s annual base pay as of December 31 of the Plan Year.

A Participant who has taken an approved leave of absence pursuant to the Company’s policies during the Plan Year shall receive a pro-rated bonus calculated by excluding the number of days that exceed an approved leave of absence. A Participant who is on an approved leave of absence on the date the bonus payment is made will be eligible to receive the pro-rated bonus as calculated above upon the bonus payment date.

3.	Award Determination

Performance

Company performance shall be determined by the Committee based on the Company’s ability to meet or exceed Company goals as set forth by the Committee, which may include such factors as sales revenue, operating income (loss), earnings before income tax, depreciation and amortization (“EBITDA”), adjusted EBITDA (as defined by the Committee), product development, regulatory milestones, strategic alliances, licensing and partnering transactions, and financings.

Operating Group performance shall be determined by the Committee based on the Operating Group’s ability to meet or exceed Company goals as set forth by the Committee, which may include the factors identified with respect to Company performance, to the extent they pertain to the Operating Group, and any other factors identified by the Company, which may include factors reviewed with and recommended to the Committee by the Chief Executive Officer.

Individual performance of the Participants, except for the Chief Executive Officer, shall be reviewed with and recommended to the Committee by the Chief Executive Officer. The individual performance of each Participant, including the Chief Executive Officer, shall be determined by the Committee in its sole discretion, and in all cases shall be based on the individual Participant’s satisfactory completion of individual performance goals.

Amount

The amount of a Participant’s bonus is based on an incentive percentage of such Participant’s annual base pay as of December 31 of the Plan Year. The incentive percentage will equal:

•	for a Participant without a written contract, a percentage determined by the Committee at the beginning of the Plan Year; and

•	for a Participant with a written contract, the incentive percentage shall be as stated in that Participant’s written contract.

The incentive percentage for a Participant may then be adjusted, in the sole discretion of the Committee, based on the performance of the Company, an Operating Group, or the individual Participant over the course of the Plan Year to arrive at a final performance percentage. The allocation of the final performance percentage shall be determined by the Committee at the beginning of the Plan Year and communicated to each employee in Section 5 below.

Unless a written contract of a Participant otherwise provides, only achievement of 100% of all Company, Operating Group and individual performance targets for a Participant will accrue 100% of the Participant’s allocated percentage.

4.	Payment of Awards

A Participant’s bonus will be paid in cash and all determinations and decisions made by the Committee shall be final, conclusive and binding on all Participants or other persons and shall be given the maximum deference permitted by law. Each Participant’s bonus payment shall be paid in one lump sum payment, on or by a payment date to be determined by the Committee in its sole discretion. No bonus shall be paid to any Participant who is not an active employee of the Company on the last day of the Plan Year and on the payment date for such Plan Year.

The Company shall withhold all applicable taxes from any bonus payment, including any federal, state and local taxes.

5.	Rights of Participants

The Company intends that the potential bonus payments provided under the Plan be a term of employment and a part of each Participant’s compensation. Participation in the Plan shall not constitute an agreement of the Participant to remain in the employ of, and to render her or his services to the Company, or of the Company to continue to employ the Participant, and the Company may, subject to any applicable employment agreement, terminate the employment of a Participant at any time with or without cause.

No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

6.	Amendments and Termination

The Committee may amend, modify, suspend, reinstate or terminate the Plan in whole or in part at any time or from time to time; provided, however, that no such action will adversely affect any right or obligation with respect to any Award theretofore made.

7.	Miscellaneous

The Plan supersedes all prior bonus plans or any written or verbal representations regarding the subject matter of the Plan. Participation in the Plan during a Plan Year will not convey any entitlement to participate in this or future plans or to any bonus payments of any nature under the Plan or otherwise. The Committee may at any time amend, suspend or terminate the Plan, including amendment of the target percentages for a Participant and amendment so as to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409(a)(1)(B) of the Internal Revenue Code of 1986. For the avoidance of doubt, it is intended that the Plan satisfy the exemption from the application of Section 409A of the Internal Revenue Code of 1986, and the Treasury Regulations and other guidance issued thereunder, and from the application of any state law of similar effect provided under Section 1.409A-1(b)(4) of the Treasury Regulations, and the Plan shall be administered and interpreted to the greatest extent possible in compliance therewith.

The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any bonus structure adopted with respect to a Plan Year shall be determined in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.